ROOTCHANGE LIMITED

and

CLENERGEN CORPORATION LIMITED

Dated: April 1st 2009.

PURCHASE AND SALES SALE AGREEMENT

AGREEMENT:

BETWEEN:

ROOTCHANGE LIMITED (previously named MGS Development Company Limited) a company registered in England and Wales whose registered office is situate at 14 Chester Street, London SW1X 7BB, UK (the Seller)

and

CLENERGEN CORPORATION LIMITED a company registered in England and Wales  under registration number 06836120 whose registered office  is situate at  Bath House, 8 Chapel Place, London EC2A 3DQ

(the Buyer)

RECITALS:

(A)
The Seller has agreed to sell and transfer and the Buyer has agreed to purchase the Assets. This Agreement records the terms and conditions upon which the Assets shall be sold by the Seller and purchased by the Buyer.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement (which expression shall be deemed to include the Schedules and Appendix hereto), unless the context otherwise requires, the following expressions shall have the following meanings:-

Assets the assets of the Business and the Seller agreed to be sold and purchased pursuant to clause 2.1;

Asset Value the aggregate value as at the Completion Date of the Assets as shown in the Appendix and apportioned between the Assets as shown therein;

Assigned IP means all Intellectual Property Rights owned or used by the Seller and connected persons in connection with (i) the matters and technologies set out in Schedule 1, (ii) the Business or (iii) relating to the Assets;

Business means the development, marketing and distribution of alternative fuels and alternative fuel technologies and trading in offset and carbon credits and any other business carried on by the Seller from time to time;

business day means a day on which clearing banks generally are open for business in the City of London;

Completion the completion of the sale and purchase of the Assets in accordance with clause 4;

Completion Date has the same meaning given to it in clause 4.1;

Conditions means:

(a)	no subsisting or on going breach of Warranty;

(b)	no subsisting or ongoing breach of the terms of this Agreement by the Seller in particular in relation to clause 4.4 of this Agreement;

Consideration means the total purchase price paid by the Buyer to the Seller for the Business and Assets as set out in clause 2.7;

Contracts means all contracts, licences, options, royalties, undertakings, arrangements, insurances, rights and engagements entered into by or on behalf of the Seller or their associates or affiliates in connection with the Business or the Assets (including inter alia those contracts, options and rights set out in Schedule 1) and shall include any arrangements relating to the Business or the Assets which are not in writing and which are wholly or partly unperformed or unexpired on the Completion Date and together with all rights hereunder and a reference to "Contract" shall mean any of them;

Encumbrance means and includes any interest or equity of any person (including without prejudice to the generality of the foregoing, any retention of title, right to acquire, option, right of pre-emption or right of conversion) or any mortgage, charge, pledge, lien or assignment or any other encumbrance, priority or security interest, right of set-off or hypothecation for the purpose, or which has the effect, of granting a security interest of any kind whatsoever and any agreement, whether conditional or otherwise, to create any of the foregoing;

Excluded Assets means all Liabilities;

Goodwill means the goodwill of the Business (including the goodwill attached to the Assets) and the exclusive right of the Buyer or its assignee to carry on the Business in succession to the Seller;

Intellectual Property Rights means (whether registered or not) all inventions, patents, patent rights derived from patents (including author certificates, utility certificates, improvement patents, certificates of addition and all foreign counterparts of them, divisional applications, continuations, continuations-in-part, supplementary protection certificates and equivalent protection rights in respect of any of them) Know-how, technical information, rights of confidence or rights in confidential information, goodwill, the benefit of all licences, options and permissions granted to the Seller, trade marks and service marks (including any trade, brand or business names, look and feel and trade dress), database rights, domain names, registered designs, design rights, utility models, copyright (including all such rights in computer software), moral rights, trade secrets, plant breeders rights and other sui-generis rights, topography rights and any other rights of a similar nature; in each case for the full period thereof and all extensions and renewals thereof and including all other intellectual property or industrial property rights in any part of the world now known or arising after the date hereof, and all applications for any of the foregoing;

Know-how means unpatented technical and other information in relation to the Assigned IP which is not in the public domain regardless of how such information is collected or recorded, and whether protected by any copyright, design rights, or otherwise and including information comprising or relating to inventions, data, designs, formulae, compounds, methods, models, research plans, procedures, results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), chemical, pharmacological, toxicological, clinical, analytical and quality data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in any submission to ethical committees and regulatory authorities; and for this purpose, the fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public;

Liabilities means all liabilities or obligations relating to the Assets or Business outstanding on or accrued or referable to the period up to and including the Completion Date or arising by virtue of the sale and purchase recorded by this Agreement including but not limited to any and all liabilities in respect of Taxation attributable to the Seller in respect of the Assets and the Business in respect of, in the case of the Assets, the period ending on the Completion Date;

Materials means any and all documents, photographs, inventions, specifications for patents, works, materials, drawings, source materials, research or other items of any nature recorded in writing or otherwise embodying any of the Assigned IP in the possession or under the control of the Assignor;

Taxation means all forms of taxation, VAT, PAYE, national insurance, duty, impost, levy, charges and withholding of any nature whatsoever or wheresoever’s imposed and all penalties, charges and interest relating thereto;

Warranties means the warranties referred to in clause 5 and Schedule 2.

1.2
Reference to any statute, directive or statutory provision includes a reference to that statute, directive or statutory provision as from time to time amended, extended or re-enacted and to any former statute or statutory provision replaced (with or without modification) by the statute or statutory provision referred to.

1.3
Unless otherwise specified in a particular case, words importing the singular number shall include the plural and vice versa, words importing any gender shall include all other genders, words importing persons shall include bodies corporate, unincorporated associations and partnerships and vice versa and references to the whole shall include the part and vice versa.

1.4
References to clauses, the Appendix and other provisions are references to clauses, the Appendix and other provisions of this Agreement and reference to any sub-provision is, unless otherwise stated, a reference to a sub-provision of the provision in which the reference appears.

1.5	The headings are for ease of reference only and shall not affect the interpretation of this Agreement.

1.6
References to "connected persons" for the purposes of this Agreement bears the meaning given to it by section 839 of the Income and Corporation Taxes Act 1988 and shall also include any person connected with a connected person (in each case as so defined).

1.7
All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally unless otherwise specified.

1.8	References to "group" bear the meaning given to it by section 262(1) of the Companies Act 1985.

1.9	References to "subsidiary" and "holding company" bear the meanings given to them by section 736 of the Companies Act 1985.

2.	Sale and Purchase

2.1
The Seller shall sell and assign with full title guarantee or to the extent that it is not the owner shall procure the sale and assignment with full title guarantee and the Buyer relying on the Warranties, representations and undertakings in this Agreement shall purchase free from all claims, liens, equities, Encumbrances, adverse rights of any description with effect from the Completion Date:

2.1.1	the Assigned IP;

2.1.2	the benefit of the Contracts;

2.1.3	the Goodwill;

2.1.4	the Intellectual Property Rights in the Assigned IP and the Contracts throughout the world, whether or not any of these is registered

2.1.5	title to and property in the Materials;

2.1.6	the full right to apply for and prosecute and obtain patent and other intellectual property or industrial property protection throughout the world in respect of any of the Assigned IP;

2.1.7	to the extent permitted by applicable law the right to claim priority in any country in the world from any of the existing applications for registration of the Assigned IP;

2.1.8	any rights in relation to infringement of the same and the right to claim and sue for damages and other remedies in respect of any infringements of the Assigned IP and the Contracts;

2.1.9
all other assets, property or rights of the Seller relating to or connected with or belonging to or required for or used exclusively in the Business and which are not described in the foregoing sub-clauses;

2.1.10
all the Seller's rights against third parties, including all rights under any warranties, conditions, guarantees or indemnities relating to any of the Assets referred to in sub-clauses 2.1.1 and 2.1.9 (inclusive).

2.2	Title to each of the Assets will pass to the Buyer on Completion.

2.3	The Asset Values shall be apportioned between the Assets as shown in Appendix 1.

2.4	The Liabilities are expressly excluded from the sale and purchase of the Assets.

2.5
The Seller shall on demand indemnify and keep indemnified the Buyer on a full indemnity basis against all direct and indirect liabilities, losses, damages, costs or expenses incurred by the Buyer or any of its connected persons relating to or in connection with the Assets, in respect of the period prior to the Completion Date or in relation to the period after the Completion Date arising from a breach of any of the Warranties.

2.6	The Consideration referred to in clause 3.1.2 may be withheld or reduced on a pro-rata basis in the event that the provisions of clause 2.5 become applicable.

2.7
The Buyer may request from the Seller all information required by it with respect to the debts, obligations and liabilities relating to the assets, property or rights which are the subject of the sale and purchase hereunder and which are the subject of indemnification under clause 2.5 and the Seller undertake to provide such information as soon as is reasonably practicable after any such request is received by it.

3.	Consideration

As consideration for the Assets transferred from Rootchange Limited to Clenergen Corporation Limited (as outlined under Schedule 1 of this Agreement) Clenergen Corporation Limited shall vest 1,520 shares, of which 760 shares will be vested in the name of Jessica Hatfield and 760 shares will be vested in the name of Mark Quinn.

It is also agreed that Clenergen Corporation Limited will pay Rootchange £423,604 in shares valued at 7 pence per share (5,865,175 shares) as consideration for the assets owned transferred from the acquisition of Enhanced Biofuels and Technologies Limited (EBT).

4.	Completion

4.1	Completion shall take place immediately after the execution of this Agreement

4.2	At Completion the Seller shall deliver or make available to the Buyer:

4.2.1	the duly signed counterpart of this Agreement signed by the Seller;

4.2.2	physical possession of all the Assets capable of passing by delivery with the intent that title in such Assets shall pass upon such delivery;

4.2.3
all documents of title, certificates, deeds, licences, options, agreements and other documents relating to the Business and Assets and all manuals, drawings, plans, and other materials in connection thereto;

4.2.4	all certificates of registration evidencing any of the Assigned IP registered at any patent office, trade mark registry, domain name registry or other appropriate registry in any part of the world.

4.3	At Completion the Buyer shall:

4.3.1	pay the Seller the Consideration referred to in clause 3.1.1 to an account notified to it by or on behalf of the Seller;

4.3.2	deliver to the Seller a duly signed counterpart of this Agreement signed by it.

4.4	Following Completion the Seller shall use their best endeavours to:

4.4.1	give the Buyer all assistance in connection with the Business and the Assets to enable the Buyer to undertake the Business effectively;

4.4.2
execute such deeds or documents or do all such acts or things as may be necessary or desirable to secure the vesting in the Buyer of the Assets, to enable the Buyer to enjoy the full benefit of the rights hereby transferred and assigned;

4.4.3
apply for protection of the Assigned IP and/or to register the assignment of the Assigned IP at any patent office, trade mark registry, domain name registry or other appropriate registry in any part of the world and/or to defend and take action against third parties in respect of the Assigned IP;

4.4.4
procure that any of the inventors or developers of the Assigned IP execute such deeds or documents or shall do all such acts or things as may be necessary or desirable to secure the vesting in the Assignee of the Assigned IP, to enable the Assignee to enjoy the full benefit of the rights hereby assigned and apply for protection of the Assigned IP and/or to register the assignment of the Assigned 1P at any patent office, trade mark registry, domain name registry or other appropriate registry in any part of the world and/or to defend and take action against third parties in respect of the Assigned IP.

5.	Warranties

5.1	The Buyer enters into this Agreement on the basis of, and in reliance on, the Warranties.

5.2	The Seller warrant and represent to the Buyer that each Warranty is true and not misleading on the date of this Agreement.

5.3
Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading the Seller undertake to pay the Buyer on demand:

5.3.1	The amount necessary to put the Buyer into the position it would have been in if the Warranty had not been breached and had been true and not misleading;

5.3.2	All costs and expenses incurred by the Buyer as a result of the breach or of the Warranty not being true or misleading.

6.	VAT

6.1
The parties intended that Section 49(1) of VAT and paragraph 5 of the Value Added Tax (Special Provisions) Order 1995 applied to the sale of the Business and Assets hereunder and the Buyer has used all reasonable endeavours to procure that the sale of the Assets is treated as neither a supply of goods nor a supply of services for the purposes of VAT.

6.2	The Consideration is inclusive of VAT.

7.	General

7.1	Costs

Each party shall pay its own costs and expenses incurred in relation to the negotiation, preparation and implementation of this Agreement and of any document referred to herein and everything ancillary or incidental thereto.

7.2	Notices

All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this Agreement or to its registered office for the time being. Any such notice may be delivered personally or by first class prepaid letter, telex or facsimile transmission and shall be deemed to have been served if by personal delivery when delivered, if by first class post 48 hours after posting and if by telex or facsimile transmission when despatched.

7.3	Successors bound

This Agreement shall be binding on and shall endure for the benefit of the successors and permitted assigns (as the case may be) of each of the parties hereto.

7.4	Assignment

Seller shall be entitled to assign or otherwise transfer this Agreement or any of its rights or obligations hereunder for a period of 6 months from the date of signing this Agreement.

7.5	Further Assurance

The parties shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties may require by notice in writing to the others to carry the provisions of this Agreement into in full force and effect.

7.6	Entire agreement

This Agreement (together with the documents referred to herein) constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreement between the parties in relation to such matters. Each party hereby acknowledges that in entering into this Agreement it has not relied on any representation, warranty or undertaking save as expressly set out herein or in any document referred to herein.

7.7	Variation

No variation of this Agreement or of any document in an agreed form (or any executed version thereof) shall be valid or effective unless made by an instrument in writing signed by such of the parties which would be affected by such variation. Such instrument may consist of several instruments in the like form each executed by or on behalf of one or more of such parties.

7.8	Third Parties

A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

7.9	Law

This Agreement shall be governed by and construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English Courts.

7.10	Waiver

The failure by any party at any time to require performance by the other parties or to claim a breach of any terms of this Agreement shall not be deemed to be a waiver of any right under this Agreement.

7.11	Severability

Each provision of this Agreement shall be construed separately and (save as otherwise expressly provided herein) none of the provisions hereof shall limit or govern the extent, application or construction of any other of them and notwithstanding that any provision of this Agreement (or part thereof) may prove to be illegal or unenforceable the other provisions of this Agreement and the remainder of the provision in question shall continue in full force and effect.

7.12	Counterparts

This Agreement may be executed in counterpart (or in more than one part), whether original or facsimile, each of which when executed and delivered shall be an original, but all the parts together shall constitute one and the same instrument.

EXECUTED as a deed and delivered on the date set out at the head of this Agreement.

EXECUTION PAGE
/s/ Jessica Hatfield
Executed and delivered as a Deed
by ROOTCHANGE LIMITED

acting by: Jessica Hatfield

Title: Director
/s/ Mark Quinn
Executed and delivered as a Deed by
CLENERGEN CORPORATION LIMITED

acting by: Mark Quinn

Title: Director

Schedule 1

1.
All rights of the Seller to license the Greenfuel's technology for use in Saudi Arabia (and/or South Africa) and India as described in memorandums of understanding (subject to contract) entered into by the Seller (or connected persons) with Greenfuels Technologies Corporation on April 25"' 2006 (as amended from time to time) (the "Algae Licences").

2.
All rights of the Seller to license the GeTX emulsification technology for exclusive use worldwide in the production of renewable emulsified diesel, along with sub licensing rights for direct use by end users for the emulsification of heavy oils and/or other offsite applications as described in memorandums of understanding and draft licence agreements (subject to contract) entered into by the Seller and/or the Company (or connected persons) with Alchemie Technology on 4 July 2006 and 2 February 2006 (as amended from time to time) (the "GeTX Emulsification Technology").

3.	Royalty interests to the Jatropha Agri Extension program and other revenue earned and/or arising from such assets

4.	All ownership rights to the Algae R&D laboratory and intellectual property rights to Algae cultures that the Seller have funded and developed to date.

5.
All equity interests held by the Seller (and or entities which are connected persons in which he has a controlling interest) from current and future joint venture arrangements or other ventures in India.

6.
All rights to the development of Bamboo and Paulownia as cultivated fee stocks for the use as Feedstock’s along with research and development of gasification technology for the purpose of generating electricity.

Schedule 2

The Warranties

Information

1.
All information contained in this Agreement and all other information relating to the Business and the Assets given by the Seller or its advisers to the Buyer or its advisers are true, accurate and complete in every respect.

2.
There is no fact or matter relating to the Business and the Assets which is known or ought to be known to the Seller which has not been disclosed to the Buyer which renders any such matters or information untrue, incomplete or misleading or the disclosure of which is material to be known by a Buyer of the Assets.

Assets

3.
The Assets comprise all assets now used in the Business and which are necessary for the continuation of the Business as now carried on and the Business does not depend on the use of assets which are not being acquired under this Agreement.

4.
The Seller have good and marketable title to, legally and beneficially own and have in their possession and control all of the Assets which are sold free of any licence, Encumbrances, or Liabilities. No person other than the Seller has or claims any rights do relation to the Assets or any of them or the proceeds of any sale of the Assets or any of them and the Assets are not subject to or potentially subject to any floating charge or guarantee given by the Seller or any connected person.

Contracts

5.
All of the Contacts are in full force and effect and have been duly complied with and nothing has occurred whereby any of them is or could be subject to early termination or which may give rise to any claim under any of them by any party to them.

Asset Values

6.	The Asset Values contained in the Appendix and the information contained therein is true, accurate and complete in all respects.

Litigation

7.
Neither the Seller or any connected person are engaged in or subject to any civil, criminal or arbitration proceedings in relation o the Business or the Assets or any of them and there are no such proceedings pending or threatened by or against the Seller or any connected person.

Authorisations

8.	All legislation and all orders, provisions, directions and conditions relating to the Assets or the conduct of the Business has been duly complied with in all respects.

9.
All necessary licences, consents, permits, agreements, arrangements and authorities (public and private) have been obtained to enable the Seller to carry on the Business or in connection with the ownership of the Assets and all such licences, consents, permits, agreements, arrangements and authorities are valid and subsisting.

Intellectual Property

10.
The Seller is the sole legal and beneficial owners of the Assigned IP free from all claims, liens, Encumbrances and adverse rights of any description. The Assigned IP is not held jointly or in common with any other person.

11.	None of the Assigned IP is subject to any challenge or attack by a third party or competent authority.

12.
All the Assigned IP is valid and enforceable and neither the Seller nor any other party is in breach of any of the Assigned IP and all such Assigned 1P is in full force and effect and will not terminate or be capable of termination by reason of the execution and performance of this Agreement.